Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 10th day of September 2012, by and between Win Global Markets Inc (Israel) Ltd., a company incorporated under the laws of Israel located at 55 Igal Alon St., Tel Aviv 67891, Israel (the "Company"), and Guy Elhanani, Israeli ID number     of     ("Guy"). Each of the Company and Guy may be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS The Company wishes to employ Guy as the Company's Chief Financial Officer ("CFO") as of October 11, 2012, and Guy represents that he has the requisite skill and knowledge to serve in such position, and he desires to engage in such employment, according to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, the Parties agree as follows:

1.	Employment

(a)
The Company agrees to employ Guy and Guy agrees to be employed by the Company on the terms and conditions set out in this Agreement. The employment of the CFO shall commence on October 11, 2012 (the "Effective Date").

(b)
Guy shall be employed as the Company's CFO. Guy shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar capacity, subject to the direction of the Company’s CEO (the "CEO") and shall report regularly to the CEO with respect to his activities.

(c)
Excluding periods of vacation, sick leave and military reserve service to which the CFO is entitled or required, the CFO agrees to devote his full working time and attention to the business and affairs of the Company and its subsidiaries as required to discharging the responsibilities assigned to the CFO hereunder. During the term of this Agreement, the CFO shall not be engaged in any other employment with another business entity.

(d)
This Agreement is a personal agreement governing the employment relationship between the Parties hereto. This Agreement shall not be subject to any general or special collective employment agreement relating to employees in any trade or position that is the same or similar to the CFO's position, unless specifically provided herein.

(e)
Since the CFO position, duties and responsibilities hereunder are in the nature of management duties that demand a special degree of personal loyalty and in the nature which does not enable the Company to supervise his work and rest hours, the provisions of the Law of Work Hours and Rest 5711 – 1951 shall not apply to the terms of the CFO’s employment hereunder. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The CFO shall not be entitled to additional compensation from the Company for working additional hours or working on rest days, as required by the Company.

2.	Representations and Warranties of the CFO

The CFO represents and undertakes all of the following:

(a)	There are no other undertakings or agreements preventing him from committing himself in accordance with this Agreement and performing his obligations under it.

(b)
To the best of the CFO’s knowledge, the CFO is not currently, nor will he by entering into this Agreement be deemed to be, violating any rights of his former employer and/or in breach of any of his obligations towards his former employer.

(c)
The CFO shall inform the Company, immediately upon becoming aware of, on every matter in which he or his immediate family members have a personal interest and which might create a conflict of interests with his duties under his employment hereunder.

(d)	In carrying out the duties under this agreement, the CFO shall not make any representations or give any guarantees on behalf of the Company, except as expressly and in advance authorized to do so.

(e)
The CFO acknowledges and agrees that from time to time he may be required by the Company to travel and stay abroad as part of his duties towards the Company. The company will bear all the expenses of such travel.

(f)
The CFO shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his employment. In the event the CFO breaches this undertaking, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-off the value thereof from any sums due to the CFO from the Company.

(g)
The CFO undertakes to use the Company’s equipment and facilities only for the purpose of his employment. The CFO acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, Internet usage and inspections of their content, for the Company’s relevant needs. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property.

3.	Salary

In consideration for the employment of the CFO with the Company, the Company shall pay the CFO a monthly gross salary (the "Base Salary") of NIS 30,000 (thirty thousand New Israeli Shekels),

The Base Salary shall be payable monthly in arrears, no later than the 9th day of each month. The Company shall deduct from the Base Salary, and from any other payment hereunder, all the deductions as required under the law.

4.	CFO Benefits

During the term of this Agreement, the CFO shall be entitled to the following benefits:

(a)
Motor Vehicle. On the Effective Date, the Company shall provide Guy a motor vehicle from Group 4 according to the Tax Regulations – Value of the Use of Vehicle 57-47 1987 (the "Car"). Terms and conditions of possession and use of the Car, including gasoline, insurance and replacement, shall be established by the Company in accordance with policies established for the employees of the Company. Income tax imposed on Guy in connection with the use of the Car shall be borne by Guy. Guy shall not be entitled to compensation for fines for traffic violations the Company shall be responsible to any policyholder's participation payments ("Hishtatfut Atzmit") in relation to the Car.

(b)	Sick Leave. Guy shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 – 1976. Unused sick days may be accrued by the Guy in accordance with the law.

(c)
Vacation. Guy shall be entitled to 18 days annual vacation. Unused vacation days may be accrued by the CFO in accordance with the law. The CFO shall be entitled to redeem vacation days in accordance with the law.

(d)
Stock Options. The Company shall grant Guy 400,000 (four hundred thousand) Options (the "Options"), of Win Global Markets, Inc. The Options shall be subject to the Stock Option Agreement to be entered into between the Company and Guy. The Options shall be granted upon the commencement of employment (the "Effective Date") and under the following terms:

(1)	The Options shall be subject to the terms of the Company’s Stock Option Plan, and the Stock Option Agreement to be entered into between the Company and the CFO;

(2)
The Options shall vest over a period of thirty six (36) months as of the Effective Date (the "Vesting Period"), in accordance with the following vesting schedule, provided that Guy shall remain employee of the Company at the end of each relevant vesting period. The Options shall vest on a three-month basis, as of the lapse of three (3) month following the Effective Date and until the lapse of the Vesting Period, in twelve (12) installments, each of which shall be equal to 1/12 of the total number of Options. Following the termination of the Guy's employment with the Company, all unvested Options shall ipso facto terminate and become null.

(3)	Vested Options shall be exercisable at a purchase price of US$ 0.10 (ten cents) per share.

(4)	The options have terms of 5 years from the date of grant.

(e)
Guy shall be responsible for payment of any taxes resulting from the grant or exercise of the Options. The Company shall deduct at source all the deductions which the Company is obliged to make for tax imposed upon the grant or exercising of the Options.

(f)	Rest Home Allowance ("Dmei Havra’a"). Guy shall be entitled to "Dmei Havra’a" as determined under applicable law.

(g)	Social Benefits. Guy shall be entitled to receive from the Company the following contributions:

b.
Pension Fund. The Company shall insure Guy under an accepted Pension Fund (the "CFO's Insurance"), as follows: (i) the Company shall pay an amount equal to 5% of the Base Salary towards the CFO's Insurance for the Guy’s benefit and shall deduct 5% from the Base Salary and pay such amount towards the Pension Fund for Guy’s benefit (and by signing this Agreement, Guy gives his consent for such deduction); (ii) the Company shall pay an amount equal to 8.33% of the Base Salary for severance compensation; and (iii) the Company shall pay an amount of up to 1-1.5% of the Base Salary towards disability insurance.

c.
Education Fund ("Keren Hishtalmut"). The Company shall insure Guy under an accepted Education Fund as follows: (i) the Company shall pay an amount equal to 7.5% of the Base Salary towards the CFO's Education Fund for the Guy’s benefit and shall deduct 2.5% from the Base Salary and pay such amount towards the Education Fund for Guy’s benefit (and by signing this Agreement, Guy gives his consent for such deduction);

d.
It is agreed that the CFO shall bear all the tax imposed under any applicable law with respect to any payment made toward the Pension Fund and/or Continuing Education Fund which exceeds the maximum amount exempt from tax payment under applicable laws.

(h)
Expenses Reimbursement: The Company will reimburse Guy for all reasonable, business-related expenses and disbursements incurred by the Guy in carrying out his duties under this Agreement and against the submission of receipts, provided however that such expenses shall be approved by the Board.

(i)	Cellular Phone: The Company shall provide Guy mobile phone for his use.

(j)	Incentive Performance Bonus (IPB):

Guy will be eligible to participate in the annual DISCRETIONARY year end Incentive Performance Bonus (IPB). Guy's eligibility for an annual discretionary IPB and, in the event that Guys is awarded a bonus, the amount of that bonus shall be determined on the basis of factors determined by the Company in it's absolute discretion. Such factors may include: the profitability of the company and its affiliates, Guy's division and department; Guy's individual performance, conduct and contribution; and the strategic needs of the company and its affiliates.

Any IPB paid to Guy may, at the discretion of the company include:
- a cash payment
- a deferred cash award
- options

To be eligible to receive discretionary IPB awards Guy must still be actively employed by the company on the payment date and must not have, at the payment date, either given or received notice of termination of employment for any reason whatsoever.
Furthermore, if at any time before the payment date, Guy's employment terminates for any reason, or Guy has given or received notice of termination, Guy will not be entitled to any pro- rated bonus.

(k)
Indemnification of CFO; D&O Insurance: Within 30 (thirty) days as of the execution of this Agreement, the Company shall execute and furnish Guy with an Indemnification Agreement in the form that will be approved by the Board. The Company will add Guy to the Company's existing directors’ and officers' liability insurance ("D&O Insurance"). In any case, the D&O Insurance shall be as broad as any such insurance obtained for any other officer of the Company.

(l)
Any benefit provided by the Company to Guy under section 4 to this Agreement shall not be considered as part of the Guy’s salary for purposes of calculating the Guy’s social and other benefits, such as severance payments, redemption of unused vacation days etc., and such social and other benefits shall be calculated only out of the Base Salary.

5.	Termination

(a)
This Agreement shall be in effect for an undefined period of time commencing on the Effective Date (the "Term"). The Company and the CFO may terminate this Agreement and the employee-employer relationship between the Parties at any time upon 30 days written notice to the other Party (the "Notice Period") specifying the effective date of termination (the "Termination Date").

(b)	During the Notice Period, the CFO shall work in the Company and shall be entitled to compensation pursuant to Section 3 and to all of the benefits set forth in Section 4.

(c)
Notwithstanding the foregoing, the Company may immediately terminate the employment relationship with the CFO for Cause (as defined below), without paying the CFO any payment with respect to the term commencing following such termination, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) a material breach of this Agreement; (b) any willful failure to perform or willful failure to perform competently any of the Company's instructions or any of the CFO's fundamental functions or duties hereunder; (c) engagement in willful misconduct or acting in bad faith with respect to the Company, (d) conviction of a felony involving moral turpitude; or (e) any cause justifying termination or dismissal in circumstances in which the Company can deny the CFO severance payment under applicable law.

(d)
During the Notice Period, the CFO shall work in the Company, shall transfer his position to his replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in his possession at such time.

(e)	At the end of the Notice Period and following termination of agreement according to clause (c) above, the Company shall transfer to the CFO ownership of his Pension Fund and Continuing Education Fund.

6.	Competitive Activity

(a)
During the term of this Agreement and for a period of twelve (12) months thereafter, the CFO will not directly or indirectly: Carry on or hold an interest in any company, venture or other entity which competes directly or indirectly with the products or services of the Company or any subsidiary of the Company (a "Competing Business").

(b)
Act as a consultant or CFO or officer or in any capacity in a Competing Business or supply services in competition with the Company or its subsidiaries services ("Restricted Services") to any person or entity which was provided with services/products by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date.

(c)
Solicit, canvass or approach or endeavor to solicit, canvass or approach any person or entity which was provided with services/products by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering Restricted Services or products which compete with the products supplied by the Company or its subsidiaries at the Termination Date.

(d)
Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed (whether as an employee or as a consultant) by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

7.	Confidentiality and IP Rights

(a)
In view of the fact that the CFO's work as an employee of the Company will bring the CFO into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about customers, costs, profits, markets, sales and any other information not readily available to the public, such as technical information related to the Company’s products and/or technology as well as plans for future developments, the CFO agrees:

(i)
To keep secret all confidential matters of the Company and its affiliates and not to disclose them to anyone outside of the Company, either during or after the CFO's employment with the Company, except with the Company's prior written consent; and

(ii)
To deliver promptly to the Company on termination of the CFO's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' businesses which the CFO may then possess or have under the CFO's control.

(b)	The CFO agrees to execute any separate confidentiality agreements required by the Company.

(c)
The CFO agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formula, specifications, lists and other documents made, compiled, received, held or used by the CFO while employed by the Company, concerning any phase of the Company’s business, products, services or trade secrets, shall be the Company’s sole property and shall be delivered by the CFO to the Company upon termination of the CFO's employment or at any earlier or other time at the request of the Company, without the CFO retaining any copies thereof.

(d)
The CFO will promptly disclose to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the CFO, either alone or jointly with others, during the CFO's employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulas, processes, techniques, know-how and data are hereinafter referred to as the: "Inventions").

(e)
The CFO agrees that all the Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection with such Inventions. The CFO hereby assigns to the Company any rights the CFO may have or acquire in such Inventions.

(f)
The CFO further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such Inventions in any way including by way of patents on such Inventions in any and all countries, and that the CFO will execute all documents for use in applying for and obtaining patents on and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

8.	Miscellaneous

(a)
Law and Venue. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws thereof. The competent courts of the city of Tel Aviv-Jaffa, Israel shall have exclusive jurisdiction to settle all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

(b)
Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c)
Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(d)
Non-Waiver The waiver, express or implied, by either Party hereto of any rights hereunder or of any failure to perform or of a breach hereof by the other Party hereto shall not constitute or be deemed a waiver of any other right hereunder or any other failure to perform or a breach hereof by the other Party hereto, whether of a similar or dissimilar nature.

(e)
Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement, written or oral, including the terms of any negotiations in connection with or relating to this Agreement.

(f)
Modification of Agreement. No addition or modification of this Agreement shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the Parties hereto.

(g)
Notice. Any notices to be given hereunder shall be served on a Party by prepaid registered letter, facsimile or telegram to its address given herein or such other address as may from time to time be notified for this purpose. Any notice given by letter shall be deemed to have been served four days after the time at which it was posted and any notice given by facsimile or telegram shall be deemed to have been served 24 hours after it is dispatched.

(h)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(i)
Employment Terms Notice. For the purpose of delivering a notice with respect to the employment terms pursuant to the Law of Notice to Employee (Employment Terms), 5762 – 2002, this Agreement shall be considered as complying with the requirements under such Law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

/s/ Shimon Citron Win Global Markets Inc (Israel) Ltd.	/s/ Guy Elhanani___________ Guy Elhanani